ZIONS BANCORPORATION
Press Release – Page 1
July 25, 2017

Zions Bancorporation One South Main Salt Lake City, UT 84133 July 25, 2017 www.zionsbancorporation.com
Second Quarter 2017 Financial Results: FOR IMMEDIATE RELEASE

Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation Reports: 2Q17 Net Earnings¹ of $154 million, diluted EPS of $0.73 compared with 1Q17 Net Earnings¹ of $129 million, diluted EPS of $0.61, and 2Q16 Net Earnings¹ of $91 million, diluted EPS of $0.44

SECOND QUARTER RESULTS

$0.73	$154 million	3.52%	12.3%
Earnings per diluted common share	Net Earnings [1]	Net interest margin (“NIM”)	Common Equity Tier 1

SECOND QUARTER HIGHLIGHTS

Net Interest Income and Net Interest Margin	•	Net interest income was $528 million, up 14% from 2Q16
	•	NIM was 3.52% compared with 3.39% in 2Q16

Operating Performance[2]	•	Pre-provision net revenue ("PPNR") was $264 million, up 23% from 2Q16
	•	Adjusted PPNR² was $268 million, up 27% from 2Q16
	•	Noninterest expense was $405 million, compared with $382 million in 2Q16
	•	Adjusted noninterest expense² was $399 million, compared with $385 million in 2Q16
	•	Efficiency ratio² was 59.8%, compared with 64.6% for 2Q16

Loans and Credit Quality	•	Net loans and leases were $43.7 billion, compared with $42.5 billion at June 30, 2016
	•	Provision for credit losses was $10 million, compared with $31 million in 2Q16
	•	Net charge-offs were $7 million, compared with $39 million in 2Q16

Capital Returns	•	Tangible return on average tangible common equity² was 10.2%, compared with 6.3% in 2Q16
	•	Common stock repurchases of $45 million during the quarter
	•	Diluted common shares were 208.2 million, compared with 204.5 million in 2Q16

Notable Items	•	Interest income recoveries of $16 million from four loans in 2Q17
	•	The tax rate in 2Q17 was 32.3% and is expected to be 34% to 35% for the rest of 2017
	•	Preferred stock redemption of $144 million resulted in a $2 million reduction to net earnings applicable to common shareholders

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO, commented, "We are encouraged with the solid results of the second quarter. Loan growth exceeded expectations and was diversified across commercial and consumer categories and also by geography. We experienced continued strong revenue growth, and expenses – both interest expense from deposits and operating expense – were well-controlled, resulting in a solid increase in pre-provision net revenue. Credit costs improved substantially over prior periods, and we expect such costs to remain low for the foreseeable future." Mr. Simmons concluded, "We are particularly enthusiastic about our ability to return substantial capital to shareholders over the next several quarters, which should contribute to further improvement in return on equity."

OPERATING PERFORMANCE[2]

¹ Net Earnings is net earnings applicable to common shareholders.
² For information on non-GAAP financial measures and why the Company presents these numbers, see pages 16-19. Included in these non-GAAP financial measures are the key metrics to which Zions announced it would hold itself accountable in its June 1, 2015 efficiency initiative, and to which executive compensation is tied.

- more -

ZIONS BANCORPORATION
Press Release – Page 2
July 25, 2017

RESULTS OF OPERATIONS

Net Interest Income
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	$	%	$	%
Interest and fees on loans	$469	$433	$434	$36	8.3%	$35	8.1%
Interest on money market investments	5	4	5	1	25.0	—	—
Interest on securities	84	78	48	6	7.7	36	75.0
Total interest income	558	515	487	43	8.3	71	14.6
Interest on deposits	14	13	12	1	7.7	2	16.7
Interest on short and long-term borrowings	16	13	10	3	23.1	6	60.0
Total interest expense	30	26	22	4	15.4	8	36.4
Net interest income	$528	$489	$465	$39	8.0	$63	13.5
Net interest income increased to $528 million in the second quarter of 2017 from $489 million in the first quarter of 2017. The 8% increase in net interest income was due to a $36 million increase in interest and fees on loans resulting from loan growth in commercial and consumer loans, increases in short-term interest rates, the recent increases to the investment securities portfolio and several large interest income recoveries. The Company recognized $16 million from interest income recoveries related to four loans in the second quarter. Recovered interest income in the second quarter was $6 million from commercial and industrial loans and $10 million from commercial real estate loans. Interest expense increased $4 million during the quarter primarily due to an increase in wholesale borrowings.
The net interest margin increased to 3.52% in the second quarter of 2017, compared with 3.38% in the first quarter of 2017, primarily as a result of a strong 24 bps increase in the loan yield partially offset by a slight increase in the cost of deposits during the quarter. The loan yield in the second quarter of 2017 increased to 4.38% from 4.14% in the first quarter of 2017; approximately 15 bps of the increase was from the previously mentioned interest income recoveries, with the remaining 9 bps of the increase attributable to the recent increases in short-term interest rates.

Noninterest Income
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	$	%	$	%
Service charges and fees on deposit accounts	$43	$42	$42	$1	2.4%	$1	2.4%
Other service charges, commissions and fees	56	49	52	7	14.3	4	7.7
Wealth management income	10	10	9	—	—	1	11.1
Loan sales and servicing income	6	7	10	(1)	(14.3)	(4)	(40.0)
Capital markets and foreign exchange	6	7	5	(1)	(14.3)	1	20.0
Customer-related fees	121	115	118	6	5.2	3	2.5
Dividends and other investment income	10	12	6	(2)	(16.7)	4	66.7
Securities gains, net	2	5	3	(3)	(60.0)	(1)	(33.3)
Other	(1)	—	(1)	(1)	NM	—	—
Total noninterest income	$132	$132	$126	$—	—	$6	4.8
Total noninterest income for the second quarter of 2017 remained flat at $132 million compared with the first quarter of 2017. Customer-related fees increased by $6 million in the second quarter of 2017 due to a $7 million

- more -

ZIONS BANCORPORATION
Press Release – Page 3
July 25, 2017

increase in other service charges, commissions and fees which was primarily driven by increased sales of interest rate swaps and lending-related fees. The increase in customer-related fees from the first quarter of 2017 was offset by declines in investment income and securities gains as a result of first quarter increases in market values of the Company’s Small Business Investment Company (“SBIC”) investments that did not recur in similar magnitudes in the second quarter of 2017. Customer-related fees increased by $3 million compared with the second quarter of 2016, primarily due to the same items that impacted the change from the first quarter of 2017.

Noninterest Expense
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	$	%	$	%
Salaries and employee benefits	$242	$262	$241	$(20)	(7.6)%	$1	0.4%
Occupancy, net	32	33	30	(1)	(3.0)	2	6.7
Furniture, equipment and software, net	32	32	31	—	—	1	3.2
Other real estate expense, net	—	—	(1)	—	NM	1	100.0
Credit-related expense	8	8	6	—	—	2	33.3
Provision for unfunded lending commitments	3	(5)	(4)	8	160.0	7	175.0
Professional and legal services	13	14	12	(1)	(7.1)	1	8.3
Advertising	6	5	5	1	20.0	1	20.0
FDIC premiums	13	12	10	1	8.3	3	30.0
Amortization of core deposit and other intangibles	2	2	2	—	—	—	—
Other	54	51	50	3	5.9	4	8.0
Total noninterest expense	$405	$414	$382	$(9)	(2.2)	$23	6.0
Adjusted noninterest expense [1]	$399	$411	$385	$(12)	(2.9)%	$14	3.6%

[1]	For information on non-GAAP financial measures see pages 16-19.
Noninterest expense for the second quarter of 2017 was $405 million, compared with $414 million for the first quarter of 2017, and $382 million for the second quarter of 2016. The 2% decline in total noninterest expense from the first quarter of 2017 was driven by a $20 million decrease in salaries and employee benefits, partially offset by an $8 million increase in the provision for unfunded lending commitments.

•
The decline in salaries and employee benefits during the second quarter relative to the prior quarter was primarily due to factors that are seasonally high in the first quarter, such as payroll tax expense, stock-based compensation, retirement plan contribution matching and $5 million of severance in the first quarter of 2017 that did not recur in the second quarter.

•	Healthcare costs increased $2 million from the prior quarter and are expected to remain higher throughout the year, consistent with the current quarter level.

•
Other noninterest expense increased $3 million from the prior quarter, primarily attributable to the sharing of revenue with the FDIC from previously discussed interest income recoveries on loans purchased from the FDIC, per the company’s 2009 agreement.

- more -

ZIONS BANCORPORATION
Press Release – Page 4
July 25, 2017

Noninterest expense increased by $23 million from the the second quarter of 2016 primarily due to an increase in the provision for unfunded lending commitments, the aforementioned FDIC revenue sharing agreement, and an increase in FDIC premiums due a higher deposit base and the recent change in deposit insurance assessments as a result of the Dodd-Frank Act.
The Company is committed to its expense and efficiency ratio goals for 2017, which are to hold adjusted noninterest expense growth to 2-3% in 2017, and to achieve an efficiency ratio in the low 60s. For information on non-GAAP measures see pages 16-19.
BALANCE SHEET ANALYSIS

Asset Quality
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	bps		bps
Ratio of nonperforming assets to loans and leases and other real estate owned	1.12%	1.37%	1.30%	(25)		(18)
Annualized ratio of net loan and lease charge-offs to average loans	0.06	0.43	0.37	(37)		(31)
Ratio of total allowance for credit losses to loans and leases outstanding	1.39	1.41	1.58	(2)		(19)
				$	%	$	%
Classified loans	$1,317	$1,464	$1,610	$(147)	(10.0)%	$(293)	(18.2)%
Nonperforming assets	$490	$588	$555	$(98)	(16.7)%	$(65)	(11.7)%
Provision for credit losses	$10	$18	$31	$(8)	(44.4)%	$(21)	(67.7)%
Asset quality remained strong and improved for the entire loan portfolio when compared with the prior quarter and the same prior year period, primarily due to an improvement in the oil and gas-related loan portfolio highlighted by decreases in classified and nonperforming assets. Classified loans and nonperforming assets for the oil and gas-related loans decreased $249 million and $37 million, respectively, from the second quarter of 2016.
The Company provided $10 million for credit losses during the second quarter of 2017, compared with $18 million during the first quarter of 2017 and $31 million for the second quarter of 2016. The $10 million provision was positively affected by several large loan recoveries recorded during the second quarter of 2017. The allowance for credit losses was $607 million at June 30, 2017, compared with $673 million million at June 30, 2016, which was 1.39% and 1.58% of loans and leases, respectively. The allowance for credit losses for oil and gas-related loans decreased during the second quarter of 2017, but continues to exceed 8% of the portfolio.

- more -

ZIONS BANCORPORATION
Press Release – Page 5
July 25, 2017

Loans and Leases
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	$	%	$	%
Loans held for sale	$53	$128	$147	$(75)	(58.6)%	$(94)	(63.9)
Loans and leases:
Commercial	22,203	21,556	21,928	647	3.0	275	1.3
Commercial real estate	11,198	11,206	11,318	(8)	(0.1)	(120)	(1.1)
Consumer	10,282	9,980	9,255	302	3.0	1,027	11.1
Loans and leases, net of unearned income and fees	43,683	42,742	42,501	941	2.2	1,182	2.8
Less allowance for loan losses	544	544	608	—	—	(64)	(10.5)
Loans held for investment, net of allowance	$43,139	$42,198	$41,893	$941	2.2	$1,246	3.0
Loans and leases, net of unearned income and fees, increased $941 million, or 2.2% (8.8% on an annualized basis based on second quarter growth) to $43.7 billion at June 30, 2017 from $42.7 billion at March 31, 2017. During the second quarter of 2017, commercial loans increased $647 million and consumer loans increased $302 million, predominantly in 1-4 family residential loans. Unfunded lending commitments were stable at $19.3 billion at June 30, 2017, compared with $19.4 billion at March 31, 2017.

Deposits
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	$	%	$	%
Noninterest-bearing demand	$24,172	$24,410	$22,277	$(238)	(1.0)%	$1,895	8.5%
Interest-bearing:
Savings and money market	25,165	26,071	25,540	(906)	(3.5)	(375)	(1.5)
Time	3,041	2,994	2,336	47	1.6	705	30.2
Foreign	—	—	118	—	NM	(118)	(100.0)
Total deposits	$52,378	$53,475	$50,271	$(1,097)	(2.1)	$2,107	4.2
Total deposits declined by $1.1 billion, or 2.1%, to $52.4 billion at June 30, 2017 from $53.5 billion at March 31, 2017, but increased by $2.1 billion, or 4.2%, from $50.3 billion at June 30, 2016. Average total deposits remained relatively flat and were $52.3 billion for the second quarter of 2017 compared with $52.2 billion for the first quarter of 2017. Average noninterest bearing deposits increased slightly to $23.8 billion for the second quarter of 2017, compared with $23.5 billion for the first quarter of 2017, and were 46% of average total deposits.

Shareholders’ Equity
				2Q17 - 1Q17		2Q17 - 2Q16
(In millions)	2Q17	1Q17	2Q16	$	%	$	%
Shareholders’ equity:
Preferred Stock	$566	$710	$710	$(144)	(20.3)%	$(144)	(20.3)%
Common Stock	4,660	4,696	4,783	(36)	(0.8)	(123)	(2.6)
Retained earnings	2,572	2,435	2,110	137	5.6	462	21.9
Accumulated other comprehensive income (loss)	(49)	(111)	23	62	55.9	(72)	(313.0)
Total shareholders' equity	$7,749	$7,730	$7,626	$19	0.2	$123	1.6

- more -

ZIONS BANCORPORATION
Press Release – Page 6
July 25, 2017

During the second quarter of 2017, the Company continued its common stock buyback program and repurchased $45 million of common stock during the quarter at an average price of $40.99 per share, and has repurchased $180 million of common stock since July 1, 2016 at an average price of $35.66 per share. Despite the share repurchases during the past four quarters, the weighted average diluted shares increased by 3.6 million compared with the second quarter of 2016 primarily due to the dilutive impact of warrants that have been outstanding since 2008 (“TARP” warrants - NASDAQ: ZIONZ) and 2010 (NASDAQ: ZIONW).
Preferred stock decreased by $144 million during the second quarter of 2017 as a result of the Company redeeming all outstanding shares of its 7.90% Series F Non-Cumulative Perpetual Preferred Stock. The total one-time reduction to net earnings applicable to common shareholders associated with the preferred stock redemption was $2 million. Preferred dividends are expected to be $7.5 million for the third quarter of 2017 and first quarter of 2018 and $9.6 million for the fourth quarter of 2017 and the second quarter of 2018.
Tangible book value per common share increased to $30.50 at June 30, 2017, compared with $29.61 at March 31, 2017. The estimated Basel III common equity tier 1 (“CET1”) capital ratio was 12.3% at June 30, 2017 compared with 12.2% at March 31, 2017; Basel III capital ratios are based on the applicable phase-in periods, however, the fully phased-in ratio is not substantially different. For information on non-GAAP measures see pages 16-19.
On June 28, the Board of Governors of the Federal Reserve System notified Zions that the Federal Reserve did not object to Zions’ board-approved 2017 capital plan. Zions’ capital plan for the period spanning July 1, 2017 through June 30, 2018 includes the following capital actions:

•	Increasing the common dividend to $0.24 per share by Q2 2018, following the path of:

◦	$0.12 per share in Q3 2017

◦	$0.16 per share in Q4 2017

◦	$0.20 per share in Q1 2018

◦	$0.24 per share in Q2 2018

◦	The schedule above is indicative of approximately $140 million in total common dividends over the four-quarter period.

•	Up to $465 million of common stock redemption.
Capital actions are subject to final approval by Zions Bancorporation's board of directors, and may be influenced by, among other things, actual earnings performance, business needs and prevailing economic conditions.

- more -

ZIONS BANCORPORATION
Press Release – Page 7
July 25, 2017

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss these second quarter results at 5:30 p.m. ET this afternoon (July 25, 2017). Media representatives, analysts, investors, and the public are invited to join this discussion by calling 253-237-1247 (domestic and international) and entering the passcode 52517783, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation
Zions Bancorporation is one of the nation's premier financial services companies with total assets exceeding $65 billion. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts or intentions regarding future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.
Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this presentation. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the actual amount and duration of declines in the price of oil and gas, our ability to meet our efficiency and noninterest expense goals, the rate of change of interest sensitive assets and liabilities relative to changes in benchmark interest rates as well as other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov).
Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

- more -

ZIONS BANCORPORATION
Press Release – Page 8
July 25, 2017

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
BALANCE SHEET [1]
Loans held for investment, net of allowance	$43,139	$42,198	$42,082	$41,943	$41,893
Total assets	65,446	65,463	63,239	61,039	59,643
Deposits	52,378	53,475	53,236	50,849	50,271
Total shareholders’ equity	7,749	7,730	7,634	7,679	7,626
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$154	$129	$125	$117	$91
Net interest income	528	489	480	469	465
Taxable-equivalent net interest income [2]	537	497	488	476	471
Total noninterest income	132	132	128	145	126
Total noninterest expense	405	414	404	403	382
Adjusted pre-provision net revenue [2]	268	213	217	209	211
Provision for loan losses	7	23	(3)	19	35
Provision for unfunded lending commitments	3	(5)	3	(3)	(4)
Provision for credit losses	10	18	—	16	31
PER COMMON SHARE
Net earnings per diluted common share	$0.73	$0.61	$0.60	$0.57	$0.44
Dividends	0.08	0.08	0.08	0.08	0.06
Book value per common share [1]	35.54	34.65	34.09	34.19	33.72
Tangible book value per common share [1,2]	30.50	29.61	29.06	29.16	28.72
SELECTED RATIOS AND OTHER DATA
Return on average assets	1.03%	0.88%	0.88%	0.84%	0.77%
Return on average common equity	8.65%	7.48%	7.11%	6.66%	5.32%
Tangible return on average tangible common equity [2]	10.2%	8.8%	8.4%	7.9%	6.3%
Net interest margin	3.52%	3.38%	3.37%	3.36%	3.39%
Efficiency ratio [2]	59.8%	65.9%	64.5%	65.9%	64.6%
Effective tax rate	32.3%	24.5%	33.8%	33.9%	34.5%
Ratio of nonperforming assets to loans and leases and other real estate owned	1.12%	1.37%	1.34%	1.37%	1.30%
Annualized ratio of net loan and lease charge-offs to average loans	0.06%	0.43%	0.25%	0.28%	0.37%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.39%	1.41%	1.48%	1.55%	1.58%
Full-time equivalent employees	10,074	10,004	10,057	9,968	10,064
CAPITAL RATIOS [1]
Tangible common equity ratio	9.57%	9.31%	9.49%	9.91%	10.05%
Basel III: [3]
Common equity tier 1 capital	12.3%	12.2%	12.1%	12.0%	12.0%
Tier 1 leverage	10.5%	10.8%	11.1%	11.3%	11.3%
Tier 1 risk-based capital	13.4%	13.6%	13.5%	13.5%	13.4%
Total risk-based capital	15.1%	15.3%	15.2%	15.3%	15.5%
Risk-weighted assets	50,599	50,016	49,937	49,318	49,017
Weighted average common and common-equivalent shares outstanding (in thousands)	208,183	210,405	205,446	204,714	204,536
Common shares outstanding (in thousands) [1]	202,131	202,595	203,085	203,850	205,104

[1]	At period end.

[2]	For information on non-GAAP financial measures see pages 16-19.

[3]	Basel III capital ratios became effective January 1, 2015 and are based on the applicable phase-in periods. Current period ratios and amounts represent estimates.

- more -

ZIONS BANCORPORATION
Press Release – Page 9
July 25, 2017

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$481	$566	$737	$553	$560
Money market investments:
Interest-bearing deposits	1,167	1,761	1,411	1,489	2,155
Federal funds sold and security resell agreements	427	363	568	1,676	620
Investment securities:
Held-to-maturity, at amortized cost (approximate fair value $774, $803, $850, $718, and $721)	775	815	868	715	713
Available-for-sale, at fair value	15,341	15,606	13,372	10,358	9,477
Trading account, at fair value	61	40	115	108	119
	16,177	16,461	14,355	11,181	10,309
Loans held for sale	53	128	172	160	147
Loans and leases, net of unearned income and fees	43,683	42,742	42,649	42,540	42,501
Less allowance for loan losses	544	544	567	597	608
Loans held for investment, net of allowance	43,139	42,198	42,082	41,943	41,893
Other noninterest-bearing investments	1,012	973	884	894	851
Premises, equipment and software, net	1,069	1,047	1,020	987	956
Goodwill	1,014	1,014	1,014	1,014	1,014
Core deposit and other intangibles	5	7	8	10	12
Other real estate owned	4	3	4	8	8
Other assets	898	942	984	1,124	1,118
	$65,446	$65,463	$63,239	$61,039	$59,643
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$24,172	$24,410	$24,115	$22,711	$22,277
Interest-bearing:
Savings and money market	25,165	26,071	26,364	25,503	25,540
Time	3,041	2,994	2,757	2,516	2,336
Foreign	—	—	—	119	118
	52,378	53,475	53,236	50,849	50,271
Federal funds and other short-term borrowings	4,342	3,137	827	1,116	271
Long-term debt	383	383	535	570	699
Reserve for unfunded lending commitments	63	60	65	62	65
Other liabilities	531	678	942	763	711
Total liabilities	57,697	57,733	55,605	53,360	52,017
Shareholders’ equity:
Preferred stock, without par value, authorized 4,400 shares	566	710	710	710	710
Common stock, without par value; authorized 350,000 shares; issued and outstanding 202,131, 202,595, 203,085, 203,850, and 205,104 shares	4,660	4,696	4,725	4,748	4,783
Retained earnings	2,572	2,435	2,321	2,212	2,110
Accumulated other comprehensive income (loss)	(49)	(111)	(122)	9	23
Total shareholders’ equity	7,749	7,730	7,634	7,679	7,626
	$65,446	$65,463	$63,239	$61,039	$59,643

- more -

ZIONS BANCORPORATION
Press Release – Page 10
July 25, 2017

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Interest income:
Interest and fees on loans	$469	$433	$438	$437	$434
Interest on money market investments	5	4	4	5	5
Interest on securities	84	78	59	49	48
Total interest income	558	515	501	491	487
Interest expense:
Interest on deposits	14	13	13	13	12
Interest on short- and long-term borrowings	16	13	8	9	10
Total interest expense	30	26	21	22	22
Net interest income	528	489	480	469	465
Provision for loan losses	7	23	(3)	19	35
Net interest income after provision for loan losses	521	466	483	450	430
Noninterest income:
Service charges and fees on deposit accounts	43	42	43	45	42
Other service charges, commissions and fees	56	49	52	54	52
Wealth management income	10	10	11	10	9
Loan sales and servicing income	6	7	6	11	10
Capital markets and foreign exchange	6	7	6	6	5
Customer-related fees	121	115	118	126	118
Dividends and other investment income	10	12	4	9	6
Securities gains (losses), net	2	5	(3)	8	3
Other	(1)	—	9	2	(1)
Total noninterest income	132	132	128	145	126
Noninterest expense:
Salaries and employee benefits	242	262	241	242	241
Occupancy, net	32	33	32	33	30
Furniture, equipment and software, net	32	32	33	29	31
Other real estate expense, net	—	—	—	—	(1)
Credit-related expense	8	8	7	7	6
Provision for unfunded lending commitments	3	(5)	3	(3)	(4)
Professional and legal services	13	14	17	14	12
Advertising	6	5	5	6	5
FDIC premiums	13	12	11	12	10
Amortization of core deposit and other intangibles	2	2	2	2	2
Other	54	51	53	61	50
Total noninterest expense	405	414	404	403	382
Income before income taxes	248	184	207	192	174
Income taxes	80	45	70	65	60
Net income	168	139	137	127	114
Preferred stock dividends	(12)	(10)	(12)	(10)	(13)
Preferred stock redemption	(2)	—	—	—	(10)
Net earnings applicable to common shareholders	$154	$129	$125	$117	$91

Weighted average common shares outstanding during the period:
Basic shares (in thousands)	201,822	202,347	202,886	204,312	204,236
Diluted shares (in thousands)	208,183	210,405	205,446	204,714	204,536
Net earnings per common share:
Basic	$0.76	$0.63	$0.61	$0.57	$0.44
Diluted	0.73	0.61	0.60	0.57	0.44

- more -

ZIONS BANCORPORATION
Press Release – Page 11
July 25, 2017

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Commercial:
Commercial and industrial	$13,850	$13,368	$13,452	$13,543	$13,757
Leasing	387	404	423	439	426
Owner occupied	7,095	6,973	6,962	6,889	6,989
Municipal	871	811	778	753	756
Total commercial	22,203	21,556	21,615	21,624	21,928
Commercial real estate:
Construction and land development	2,186	2,123	2,019	2,147	2,088
Term	9,012	9,083	9,322	9,303	9,230
Total commercial real estate	11,198	11,206	11,341	11,450	11,318
Consumer:
Home equity credit line	2,697	2,638	2,645	2,581	2,507
1-4 family residential	6,359	6,185	5,891	5,785	5,680
Construction and other consumer real estate	560	517	486	453	419
Bankcard and other revolving plans	478	459	481	458	460
Other	188	181	190	189	189
Total consumer	10,282	9,980	9,693	9,466	9,255
Loans and leases, net of unearned income and fees	$43,683	$42,742	$42,649	$42,540	$42,501

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Nonaccrual loans[1]	$486	$585	$569	$579	$547
Other real estate owned	4	3	4	8	8
Total nonperforming assets	$490	$588	$573	$587	$555
Ratio of nonperforming assets to loans[1] and leases and other real estate owned	1.12%	1.37%	1.34%	1.37%	1.30%
Accruing loans past due 90 days or more	$19	$30	$36	$29	$29
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.04%	0.07%	0.08%	0.07%	0.07%
Nonaccrual loans and accruing loans past due 90 days or more	$505	$615	$605	$608	$576
Ratio of nonaccrual loans and accruing loans past due 90 days or more to loans[1] and leases	1.15%	1.43%	1.41%	1.42%	1.35%
Accruing loans past due 30-89 days	$98	$137	$126	$164	$133
Restructured loans included in nonaccrual loans	137	131	100	125	143
Restructured loans on accrual	167	167	151	170	172
Classified loans	1,317	1,464	1,577	1,615	1,610
1 Includes loans held for sale.

- more -

ZIONS BANCORPORATION
Press Release – Page 12
July 25, 2017

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Allowance for Loan Losses
Balance at beginning of period	$544	$567	$597	$608	$612
Add:
Provision for losses	7	23	(3)	19	35
Deduct:
Gross loan and lease charge-offs	(35)	(57)	(38)	(54)	(58)
Recoveries	28	11	11	24	19
Net loan and lease charge-offs	(7)	(46)	(27)	(30)	(39)
Balance at end of period	$544	$544	$567	$597	$608
Ratio of allowance for loan losses to loans[1] and leases, at period end	1.25%	1.27%	1.33%	1.40%	1.43%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	115%	99%	107%	109%	114%
Annualized ratio of net loan and lease charge-offs to average loans	0.06%	0.43%	0.25%	0.28%	0.37%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$60	$65	$62	$65	$69
Provision charged (credited) to earnings	3	(5)	3	(3)	(4)
Balance at end of period	$63	$60	$65	$62	$65
Total Allowance for Credit Losses
Allowance for loan losses	$544	$544	$567	$597	$608
Reserve for unfunded lending commitments	63	60	65	62	65
Total allowance for credit losses	$607	$604	$632	$659	$673
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.39%	1.41%	1.48%	1.55%	1.58%
1 Does not include loans held for sale.

- more -

ZIONS BANCORPORATION
Press Release – Page 13
July 25, 2017

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Loans held for sale	$12	$34	$40	$29	$13
Commercial:
Commercial and industrial	$278	$358	$354	$387	$341
Leasing	10	13	14	14	14
Owner occupied	86	89	74	66	69
Municipal	1	1	1	1	1
Total commercial	375	461	443	468	425
Commercial real estate:
Construction and land development	6	7	7	4	5
Term	37	38	29	28	51
Total commercial real estate	43	45	36	32	56
Consumer:
Home equity credit line	11	9	11	11	12
1-4 family residential	43	35	36	36	39
Construction and other consumer real estate	1	1	2	1	1
Bankcard and other revolving plans	—	—	1	2	1
Other	1	—	—	—	—
Total consumer	56	45	50	50	53
Total nonaccrual loans	$486	$585	$569	$579	$547

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Commercial:
Commercial and industrial	$11	$45	$25	$33	$32
Leasing	—	—	—	—	—
Owner occupied	2	1	(1)	—	—
Municipal	—	—	—	—	—
Total commercial	13	46	24	33	32
Commercial real estate:
Construction and land development	(8)	(2)	—	(1)	(1)
Term	—	1	1	(5)	7
Total commercial real estate	(8)	(1)	1	(6)	6
Consumer:
Home equity credit line	1	(1)	—	1	—
1-4 family residential	—	(1)	—	—	(1)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	3	2	2	2
Other	—	—	—	—	—
Total consumer loans	2	1	2	3	1
Total net charge-offs (recoveries)	$7	$46	$27	$30	$39

- more -

ZIONS BANCORPORATION
Press Release – Page 14
July 25, 2017

Oil and Gas Related Exposure1
(Unaudited)

	June 30, 2017	March 31, 2017	June 30, 2016	2Q17 - 1Q17		2Q17 - 2Q16
(In millions)				$	%	$	%
Loans and leases
Upstream – exploration and production	$709	$685	$831	$24	4%	$(122)	(15)%
Midstream – marketing and transportation	622	603	658	19	3	(36)	(5)
Downstream – refining	103	108	131	(5)	(5)	(28)	(21)
Other non-services	37	38	45	(1)	(3)	(8)	(18)
Oilfield services	455	466	712	(11)	(2)	(257)	(36)
Oil and gas service manufacturing	136	161	193	(25)	(16)	(57)	(30)
Total loan and lease balances [2]	2,062	2,061	2,570	1	—	(508)	(20)
Unfunded lending commitments	1,855	1,886	1,823	(31)	(2)	32	2
Total oil and gas credit exposure	$3,917	$3,947	$4,393	$(30)	(1)	$(476)	(11)
Private equity investments	$4	$6	$6	$(2)	(33)	$(2)	(33)
Credit quality measures [2]
Criticized loan ratio	33.1%	38.0%	37.8%
Classified loan ratio	27.2%	30.4%	31.5%
Nonaccrual loan ratio	12.1%	14.8%	11.1%
Ratio of nonaccrual loans that are current	84.7%	73.1%	89.2%
Net charge-off ratio, annualized [3]	3.1%	2.6%	5.6%

[1]
Because many borrowers operate in multiple businesses, judgment has been applied in characterizing a borrower as oil and gas-related, including a particular segment of oil and gas-related activity, e.g., upstream or downstream; typically, 50% of revenues coming from the oil and gas sector is used as a guide.

2 Total loan and lease balances and the credit quality measures do not include oil and gas loans held for sale at period end.

[3]	Calculated as the ratio of annualized net charge-offs to the beginning loan balances for each respective period.

- more -

ZIONS BANCORPORATION
Press Release – Page 15
July 25, 2017

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES
(Unaudited)

	Three Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments	$1,572	1.20%	$1,983	0.93%	$4,045	0.55%
Securities:
Held-to-maturity	788	3.97%	847	3.90%	669	4.46%
Available-for-sale	15,386	2.11%	14,024	2.14%	8,853	1.93%
Trading account	79	3.43%	61	3.75%	78	3.88%
Total securities	16,253	2.20%	14,932	2.24%	9,600	2.13%
Loans held for sale	100	3.23%	132	3.22%	126	3.52%
Loans held for investment [2]:
Commercial	21,885	4.44%	21,606	4.22%	21,934	4.20%
Commercial real estate	11,236	4.74%	11,241	4.27%	11,169	4.31%
Consumer	10,122	3.83%	9,719	3.82%	9,005	3.88%
Total loans held for investment	43,243	4.38%	42,566	4.14%	42,108	4.16%
Total interest-earning assets	61,168	3.72%	59,613	3.56%	55,879	3.55%
Cash and due from banks	795		974		521
Allowance for loan losses	(546)		(566)		(606)
Goodwill	1,014		1,014		1,014
Core deposit and other intangibles	6		8		14
Other assets	2,974		2,952		2,724
Total assets	$65,411		$63,995		$59,546
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$25,467	0.14%	$25,896	0.14%	$25,780	0.14%
Time	3,048	0.66%	2,856	0.59%	2,192	0.46%
Foreign	—		—	—%	139	0.28%
Total interest-bearing deposits	28,515	0.20%	28,752	0.19%	28,111	0.17%
Borrowed funds:
Federal funds and other short-term borrowings	4,302	0.94%	2,924	0.71%	547	0.24%
Long-term debt	383	5.77%	521	5.92%	790	5.05%
Total borrowed funds	4,685	1.34%	3,445	1.50%	1,337	3.08%
Total interest-bearing liabilities	33,200	0.36%	32,197	0.33%	29,448	0.30%
Noninterest-bearing deposits	23,819		23,460		21,839
Other liabilities	565		632		597
Total liabilities	57,584		56,289		51,884
Shareholders’ equity:
Preferred equity	684		710		779
Common equity	7,143		6,996		6,883
Total shareholders’ equity	7,827		7,706		7,662
Total liabilities and shareholders’ equity	$65,411		$63,995		$59,546

Spread on average interest-bearing funds		3.36%		3.23%		3.25%
Net yield on interest-earning assets		3.52%		3.38%		3.39%
1 Rates are calculated using amounts in thousands and taxable-equivalent rates used where applicable.
2 Net of unearned income and fees, net of related costs. Loans include nonaccrual and restructured loans.

- more -

ZIONS BANCORPORATION
Press Release – Page 16
July 25, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. The Company considers these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. These non-GAAP financial measures are used by management to assess the performance and financial position of the Company and for presentations of Company performance to investors. The Company further believes that presenting these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, and are not required to be uniformly applied by individual entities. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following are the non-GAAP financial measures presented in this press relese and a discussion of why management uses these non-GAAP measures:
Tangible Book Value per Common Share – this schedule also includes “tangible common equity.” Tangible book value per common share is a non-GAAP financial measure that management believes provides additional useful information about the level of tangible equity in relation to outstanding shares of common stock. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.
Tangible Return on Average Tangible Common Equity – this schedule also includes “net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax” and “average tangible common equity.” Tangible return on average tangible common equity is a non-GAAP financial measure that management believes provides useful information about the Company’s use of equity. Management believes the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income.
Efficiency Ratio – this schedule also includes “adjusted noninterest expense,” “taxable-equivalent net interest income,” “adjusted tax-equivalent revenue,” and “adjusted pre-provision net revenue (“PPNR”).” The methodology of determining the efficiency ratio may differ among companies. Management makes adjustments to exclude certain items as identified in the subsequent schedule which management believes allows for more consistent comparability among periods. Management believes the efficiency ratio provides useful information regarding the cost of generating revenue. Adjusted noninterest expense provides a measure as to how well the Company is managing its expenses, and adjusted PPNR enables management and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. Taxable-equivalent net interest income allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The efficiency ratio and adjusted noninterest expense are the key metrics to which the Company announced it would hold itself accountable in its June 1, 2015 efficiency initiative, and to which executive compensation is tied.

- more -

ZIONS BANCORPORATION
Press Release – Page 17
July 25, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)

(In millions, except shares and per share amounts)		June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Tangible Book Value per Common Share

Total shareholders’ equity (GAAP)		$7,749	$7,730	$7,634	$7,679	$7,626
Preferred stock		(566)	(710)	(710)	(710)	(710)
Goodwill		(1,014)	(1,014)	(1,014)	(1,014)	(1,014)
Core deposit and other intangibles		(5)	(7)	(8)	(10)	(12)
Tangible common equity (non-GAAP)	(a)	$6,164	$5,999	$5,902	$5,945	$5,890
Common shares outstanding (in thousands)	(b)	202,131	202,595	203,085	203,850	205,104
Tangible book value per common share (non-GAAP)	(a/b)	$30.50	$29.61	$29.06	$29.16	$28.72

		Three Months Ended
(Dollar amounts in millions)		June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Tangible Return on Average Tangible Common Equity

Net earnings applicable to common shareholders (GAAP)		$154	$129	$125	$117	$91
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	1	1
Net earnings applicable to common shareholders, excluding the effects of the adjustments, net of tax (non-GAAP)	(a)	$155	$130	$126	$118	$92
Average common equity (GAAP)		$7,143	$6,996	$6,998	$6,986	$6,883
Average goodwill		(1,014)	(1,014)	(1,014)	(1,014)	(1,014)
Average core deposit and other intangibles		(6)	(8)	(10)	(11)	(14)
Average tangible common equity (non-GAAP)	(b)	$6,123	$5,974	$5,974	$5,961	$5,855
Number of days in quarter	(c)	91	90	92	92	91
Number of days in year	(d)	365	365	366	366	366
Tangible return on average tangible common equity (non-GAAP)	(a/b/c)*d	10.2%	8.8%	8.4%	7.9%	6.3%

- more -

ZIONS BANCORPORATION
Press Release – Page 18
July 25, 2017

GAAP to Non-GAAP Reconciliations
(Unaudited)

		Three Months Ended
(In millions)		June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Efficiency Ratio

Noninterest expense (GAAP)	(a)	$405	$414	$404	$403	$382
Adjustments:
Severance costs		—	5	1	—	—
Other real estate expense		—	—	—	—	(1)
Provision for unfunded lending commitments		3	(5)	3	(3)	(4)
Debt extinguishment cost		—	—	—	—	—
Amortization of core deposit and other intangibles		2	2	2	2	2
Restructuring costs [1]		1	1	3	—	—
Total adjustments	(b)	6	3	9	(1)	(3)
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$399	$411	$395	$404	$385
Net interest income (GAAP)	(d)	$528	$489	$480	$469	$465
Fully taxable-equivalent adjustments	(e)	9	8	8	7	6
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	537	497	488	476	471
Noninterest income (GAAP)	(g)	132	132	128	145	126
Combined income	(f+g)=(h)	669	629	616	621	597
Adjustments:
Fair value and nonhedge derivative income (loss)		—	—	7	—	(2)
Securities gains (losses), net		2	5	(3)	8	3
Total adjustments	(i)	2	5	4	8	1
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$667	$624	$612	$613	$596
Pre-provision net revenue (PPNR)	(h)-(a)	$264	$215	$212	$218	$215
Adjusted PPNR (non-GAAP)	(j-c)	268	213	217	209	211
Efficiency ratio (non-GAAP)	(c/j)	59.8%	65.9%	64.5%	65.9%	64.6%
1 The restructuring costs in the fourth quarter of 2016 are primarily related to the termination of the Zions Direct auction platform and changes to create a simplified lending approach for our business banking customers.

- more -

ZIONS BANCORPORATION
Press Release – Page 19
July 25, 2017

		Six Months Ended
(In millions)		June 30, 2017		June 30, 2016
Efficiency Ratio

Noninterest expense (GAAP)	(a)	$819		$777
Adjustments:
Severance costs		5	7	4
Other real estate expense		—		(2)
Provision for unfunded lending commitments		(2)		(10)
Debt extinguishment cost		—		—
Amortization of core deposit and other intangibles		3	4	4
Restructuring costs [1]		2	2	1
Total adjustments	(b)	8		(3)
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$811		$780
Net interest income (GAAP)	(d)	$1,017		$918
Fully taxable-equivalent adjustments	(e)	17		11
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,034		929
Noninterest income (GAAP)	(g)	264		242
Combined income	(f+g)=(h)	1,298		1,171
Adjustments:
Fair value and nonhedge derivative income (loss)		(1)		(4)
Securities gains (losses), net		7		2
Total adjustments	(i)	6		(2)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$1,292		$1,173
Pre-provision net revenue (PPNR)	(h)-(a)	$479		$394
Adjusted PPNR (non-GAAP)	(j-c)	481		393
Efficiency ratio (non-GAAP)	(c/j)	62.8%		66.5%
1 The restructuring costs in the fourth quarter of 2016 are primarily related to the termination of the Zions Direct auction platform and changes to create a simplified lending approach for our business banking customers.

# # #